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                                                                    EXHIBIT 8.1

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP]

                                       , 199

Westfield America, Inc.
11601 Wilshire Boulevard, 12th Floor
Los Angeles, California 90025-1748

  Re: Federal Income Tax Matters

Dear Sirs:

  You have requested our opinion concerning certain Federal income tax considerations in connection with the offering (the "Offering") by Westfield America, Inc., a Missouri corporation/1/ ("WEA," and together with the subsidiary partnerships and corporations in which WEA owns a direct or indirect interest, the "Company"), of shares of its Common Stock, par value $.01 per share (the "Common Stock"), pursuant to a dividend reinvestment plan (the "DRIP") established by the Company and described in the Registration
Statement on Form S-3 (No.        ) filed with the Securities and Exchange
Commission (the "Registration Statement").

  We have acted as special tax counsel to the Company in connection with the Offering and the formation of the DRIP, and we have assisted in the preparation of the Registration Statement and certain other documents. You have provided to us and we have reviewed certain documents (collectively, the "Documents") that we have deemed necessary or appropriate as a basis for our opinion, including, without limitation (i) organizational documents of the entities comprising the Company, (ii) copies of certain leases, management contracts and other agreements, (iii) responses to questionnaires describing the Company's properties and their operation, (iv) certificates executed by duly appointed officers of WEA (the "Officer's Certificates") setting forth certain factual representations, and (v) certain schedules, memoranda, financial information and other records. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the Documents. We have, consequently, relied on your representations that the information presented in the Documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

  Our opinion is based on the correctness of the following specific assumptions: (i) WEA and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant partnership agreement or other organizational documents; (ii) there will be no changes in the applicable laws of the States of Missouri or Delaware or any other state under the laws of which any of the entities comprising the Company have been formed; and (iii) each of the representations contained in the Officer's Certificates are true, correct and complete.

  In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), administrative rulings and the other interpretations of the code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.
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/1/Westfield America, Inc. was formerly known as CenterMark Properties, Inc.
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Westerfield America, Inc.
      , 199
Page 2 of 2

  We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

  Based on the foregoing, we are of the opinion that:

    1. Commencing with WEA's taxable year ended December 31, 1994, WEA was organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its planned method of operation, and its actual method of operation from February 12, 1994 through the date of this letter, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    2. Qualification and taxation as a REIT depends upon the ability of WEA to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of WEA's operation for any one taxable year will satisfy such requirements.

    3. The discussion in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS" is a fair and accurate summary of the material Federal income tax consequences of the purchase, ownership and disposition of the Common Stock and participation in the DRIP, subject to the qualifications set forth therein.

  Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

  This opinion is intended for the exclusive use of the Company and its shareholders and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,


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